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                                                            EXHIBIT NO. 99.4(n)
                                     FORM OF
                        SUB-INVESTMENT ADVISORY AGREEMENT

      SUB-INVESTMENT ADVISORY AGREEMENT, dated this ___ day of __________, 2000, by and between MASSACHUSETTS FINANCIAL SERVICES COMPANY ("MFS") a Delaware corporation, and SUN CAPITAL ADVISERS, INC. ("Sun Capital") a _____ corporation.

      WHEREAS, MFS is the investment adviser to the [MFS/SUN CAPITAL REAL ESTATE FUND] (the "Fund"), a [REGISTERED INVESTMENT COMPANY];

      WHEREAS, MFS desires to retain Sun Capital to provide sub-investment advisory services with respect to those assets of the Fund so designated by MFS from time to time, in accordance with the terms and conditions hereinafter set forth, and the Sun Capital is willing to accept such retention in accordance with such terms and conditions;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged by both parties, the parties covenant and agree as follows:

      ARTICLE 1. APPOINTMENT OF SUN CAPITAL; INVESTMENT GUIDELINES. Pursuant to valid and proper authority and in accordance with applicable law, MFS hereby appoints Sun Capital to have full discretion and authority to manage, invest and reinvest the assets of the Fund, as designated by MFS from time to time. The Fund will be a portfolio initially comprised primarily [SECURITIES OF REAL ESTATE INVESTMENT TRUSTS]. Sun Capital hereby accepts this appointment and agrees to provide such sub-investment advice in accordance with and subject to:
(i) the investment objectives, policies, guidelines and restrictions (collectively, the "Investment Guidelines") set forth in the Fund's then-current prospectus and Statement of Additional Information; (ii) such revised Investment Guidelines as may from time to time be furnished in writing to Sun Capital by MFS; and (iii) applicable provisions of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and the rules, regulations and orders thereunder.

      ARTICLE 2. FUND ASSETS. [INSERT CUSTODIAN NAME] shall act as the custodian of the Fund (the "Custodian"). [INSERT PARTY RESPONSIBLE FOR PROVIDING INSTRUCTIONS TO THE CUSTODIAN] is hereby authorized to give instructions to the Custodian with respect to the consummation of transactions on behalf of MFS or Sun Capital in the assets of the Fund, and the Custodian is hereby authorized to act in response to instructions given by [NAME OF RESPONSIBLE PARTY]. Nothing contained herein shall be deemed to authorize or require [NAME OF RESPONSIBLE PARTY] to take or receive possession of, or otherwise perform any custodial duties with respect to, any of the assets of the Fund.

      ARTICLE 3. DUTIES OF SUN CAPITAL; AUTHORIZATION TO TAKE ACTIONS; SELECTION OF BROKERS. Sun Capital shall provide MFS with such sub-investment advice and supervision as may from time to time be necessary for the proper investment of the Fund, subject to the provisions of Article 1 hereof. Sun Capital shall have full investment discretion to determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvited, subject to the provisions of Article 1 hereof. Without limiting the generality of the foregoing, MFS warrants that it has full authority to authorize Sun Capital, and that MFS hereby authorizes Sun Capital, to enter into, on behalf of the Fund, futures contracts, forward foreign currency exchange contracts, options on securities, options on indices, options on foreign currency and other foreign currency transactions, swaps, options on swaps, forward rate agreements and other similar types of investment instruments, and MFS hereby warrants that transactions in such investment vehicles constitute part of the normal course of investing the assets held in the Fund. Sun Capital may invest all or any portion of the assets of the Fund in any common, collective, commingled or group trust fund ("collective trust"), including without limitation the use of money market or other short-term investment funds, and may maintain any cash or cash balances in such collective trust; provided that the use of such investment technique shall be permissible only if the securities held within such collective trusts are consistent with the Investment Guidelines. To the extent that all or any portion of the assets of the Fund are invested in one or more open-end investment companies for which Sun Capital or its affiliate acts as investment adviser and for which certain affiliates of Sun Capital act as shareholder servicing agent and as distributor, the investment advisory fee set forth in Appendix C hereto shall be waived in its entirety or prorated.

      [NAME OF RESPONSIBLE PARTY] shall: (I) determine the manner in which any voting rights, rights to consent to corporate actions, conversion rights, subscription rights, tender rights, appraisal rights and any other rights pertaining to any portfolio securities held in the Fund shall be exercised, and/or (ii) execute all such certificates, proxies, consents and other documents necessary or appropriate.

      [NAME OF RESPONSIBLE PARTY] shall have the authority to file proofs of claim, ballots and other related documents on your behalf in all bankruptcy and other litigation matters when and if MFS deems the filing thereof to be necessary or appropriate in carrying out its duties hereunder. [NAME OF RESPONSIBLE PARTY] shall cause any and all distributions therefrom received by [NAME OF RESPONSIBLE PARTY] to be promptly forwarded to the Custodian.

      [THE FOLLOWING LANGUAGE IS BASED ON THE ASSUMPTION THAT SUN CAPITAL WILL BE RESPONSIBLE FOR PLACING ORDERS ON BEHALF OF THE FUND. IS THIS CORRECT?] Sun Capital shall take, on behalf of MFS, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund with brokers or dealers selected by it, and to that end, Sun Capital is authorized as the agent of MFS to give instructions to the Custodian as to the deliveries of securities and payments of cash with respect to securities transactions for the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, Sun Capital is directed to seek for MFS execution at the most reasonable price by responsible brokerage firms at reasonably competitive commission rates. In fulfilling this requirement, Sun Capital shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused MFS to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if Sun Capital determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sun Capital's overall responsibilities with respect to MFS and to other clients of Sun Capital as to which Sun Capital exercises investment discretion. Sun Capital shall not be responsible for any acts or omissions by any such broker or dealer, provided that Sun Capital is not negligent in the selection of such broker or dealer. Subject to the foregoing provisions of this paragraph, MFS reserves the right to suggest that all or any part of the securities transactions for the Fund be directed by Sun Capital to specific securities brokerage firms.

      ARTICLE 4. ALLOCATION OF CHARGES AND EXPENSES. Sun Capital shall furnish at its own expense sub-investment advisory and administrative services, office space, equipment and clerical personnel necessary for serving as sub-investment adviser to the Fund, and investment advisory facilities and executive and supervisory personnel for managing the investments and effecting the portfolio transactions.

      ARTICLE 5. COMPENSATION OF SUN CAPITAL. For the services to be rendered and the facilities provided, MFS shall pay to Sun Capital an investment advisory fee, computed and paid quarterly in arrears, at the annual rate set forth on Appendix A hereto. If Sun Capital shall serve for less than the whole of any quarterly period, the compensation to Sun Capital will be prorated. For all purposes of this Agreement, including without limitation the computation of Sun Capital's compensation hereunder, the assets of the Fund shall be valued in accordance with Sun Capital's standard valuation policies and procedures.

      ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF SUN CAPITAL. Sun Capital represents and warrants that it is an investment adviser registered as such under the Investment Advisers Act of 1940 (the "Advisers Act") as amended.

      ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF MFS. MFS represents and warrants that it is duly authorized to appoint Sun Capital as sub-investment manager to manage (including without limitation the power to acquire and dispose of) assets of the Fund, and notice of such appointment has been given (or concurrently herewith is being given) to the Custodian.

      ARTICLE 8. LIMITATION OF LIABILITY OF SUN CAPITAL. Sun Capital shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties and obligations hereunder. No provision contained in this Article 8 is intended to detract from any right that MFS may have under applicable federal securities laws.

      ARTICLE 9. ACTIVITIES OF SUN CAPITAL. The services of Sun Capital to MFS are not deemed to be exclusive, Sun Capital being free to render investment advisory and/or other services to others. Directors, officers and employees of Sun Capital, and Sun Capital and its clients, are or may become interested in MFS as a shareholder or otherwise.

      ARTICLE 10. CONFIDENTIAL RELATIONSHIP. The terms and conditions of this Agreement, and all information and recommendations furnished by Sun Capital to MFS, shall be treated as confidential by the parties, and shall not be disclosed to third parties except as required by applicable law, rule or regulation, in response to appropriate requests of regulatory authorities, or as otherwise expressly agreed to in writing by the parties.

      ARTICLE 11. DURATION AND TERMINATION; ASSIGNMENT; AMENDMENT. This Agreement shall become effective on the date first above written and shall remain in force and effect until terminated by MFS or by Sun Capital, in either case on not more than sixty days' nor less than thirty days' written notice to the other party, and may be terminated without penalty by the Trustees of the Fund or by a vote of a majority of the Fund's outstanding shares. This Agreement terminates automatically if it is assigned. This Agreement may be modified or amended only by the mutual written agreement of MFS and Sun Capital. Any termination of this Agreement shall not, in any case, affect or preclude the consummation of any transaction initiated by Sun Capital prior to its receipt or transmission of the notice of termination (or, if Sun Capital continues to act until the selection of a successor by MFS, any transaction initiated during the period during which Sun Capital so continues to act), in which case all of the terms and conditions of this Agreement shall apply to such transaction.

      ARTICLE 12. NOTICES. All notices, instructions and other communications pursuant to this Agreement shall be deemed duly given to or received by the appropriate party as of the date on which it is delivered in writing (or, if mailed, on the third business day after the date on which it is deposited in the United States mail, first-class postage prepaid) to the attention of the person or persons at the address set forth below:

      (a) to MFS:

           500 Boylston Street
           Boston, Massachusetts  02116


           Attn.:  Robert T. Burns

      (b) to Sun Capital:

            [ADDRESS]

            Attn.:  [MFSI contact]


      (c)  to the Custodian:

            [INSERT CUSTODIAN NAME AND ADDRESS]



            Attn.: [Custodian contact]

or to such other address or addresses as either of the parties shall subsequently furnish to the other party in writing.

      ARTICLE 13. GOVERNING LAW; JURISDICTION. Except to the extent otherwise provided in the Investment Advisers Act, the Agreement shall be governed by, construed and enforced in accordance with the internal laws of The Commonwealth of Massachusetts. The parties agree that any action or suit involving this Agreement or the performance by either party of its obligations hereunder will be conducted exclusively in courts located within The Commonwealth of Massachusetts.

      ARTICLE 14. GENERAL PROVISIONS. This Agreement (including without limitation the Appendices hereto) sets forth the entire and exclusive understanding of the parties and supersedes and cancels any and all prior agreements between the parties, whether written or oral, relating to the investment management of the Fund or of any other assets of MFS. If at any time any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be deemed to be deleted from this Agreement and shall be of no further force or effect. No provision of this Agreement shall be construed so as to violate, or so as to cause either party to violate, applicable provisions of the Investment Advisers Act or any other federal or state securities or other law, rule, regulation or order.
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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, and under their respective seals, all as of the day and year first written above.

                                        SUN CAPITAL ADVISERS, INC.


                                        By:
                                            -------------------------------
                                            Name:
                                            Title:



                                        MASSACHUSETTS FINANCIAL SERVICES COMPANY



                                        By:
                                            -------------------------------
                                            Name:
                                            Title:
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                                                                      APPENDIX A

                                  FEE SCHEDULE